EXHBIT 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-8464
Frank Madonia, General Counsel (423) 238-8414
FTI Consulting, Inc.
Mike Gaudreau millerind@fticonsulting.com

MILLER INDUSTRIES REPORTS 2023 THIRD QUARTER RESULTS

CHATTANOOGA, Tenn., November 8, 2023/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the third quarter ended September 30, 2023.

For the third quarter of 2023, net sales were $274.6 million, an increase of 33.6%, compared to $205.6 million for the third quarter of 2022. The year over year improvement was predominantly due to execution against the Company’s strategic initiatives in the form of improved deliveries of finished goods to our customers.

Gross profit for the third quarter of 2023 was $42.9 million, or 15.6% of net sales, compared to $23.2 million, or 11.3% of net sales, for the third quarter of 2022. The increase in gross margin was driven largely by productivity improvements, the stabilization of raw material costs, and a more favorable product mix compared to the prior year.

Selling, general and administrative expenses were $19.3 million, or 7.0% of net sales, compared to $14.7 million, or 7.1% of net sales, in the prior year period. The increase in selling, general and administrative expenses compared to the prior year was due largely to increases in bonus accruals associated with increased pretax income, as well as investments in the training and retention of the Company’s workforce.

Net income in the third quarter of 2023 was $17.5 million, or $1.52 per diluted share, compared to net income of $5.2 million, or $0.46 per diluted share, in the prior year period, for increases of 233.7% and 230.4%, respectively.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable December11, 2023, to shareholders of record at the close of business on December 4, 2023, the fifty-second consecutive quarter that the Company has paid a dividend.

“I am pleased to report yet another strong quarter in 2023, with substantial year over year improvements in almost every aspect of our business,” said William G. Miller, II, Chief Executive Officer of the Company. “Our long-term capital investments to increase capacity, foster innovation and achieve operational excellence are reflected in our performance, and are indicative of our commitment to shareholder return.”

– MORE –

MILLER INDUSTRIES REPORTS 2023 THIRD QUARTER RESULTS	PAGE 2

“We continue to see strong demand for all of our products, across all of our geographies. Despite our significant sales growth, we still have a healthy backlog that is substantially more than our historical levels. Though we still face supply chain disruptions related to chassis and electrical and hydraulic components, we believe we are well positioned to convert inventory into finished goods and deliver product to our customers as final parts and components are delivered. This strategy should not only improve the speed with which we convert inventory to revenue, but also improves our efficiency, and therefore our margins. Our strategy of investing in inventory has served us well thus far exiting the pandemic and resulting supply chain challenges and I am confident that it will continue to do so,” continued Mr. Miller, II.

Mr. Miller, II, concluded, “I’d like to close by thanking our extremely dedicated team that has been crucial to our success in the face of many headwinds over the last 24 months. Because of their commitment, in just the first nine months of 2023 alone, we have already surpassed the company’s previous full year revenue and earnings record. With the strength we’ve demonstrated so far in 2023, we look forward to finishing the year on a high by hitting our target of over $1 billion of annual revenue, with significant year over year improvements in both gross margin and net income.”

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, November 9, 2023, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/boLQyVQr79k

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through November 16, 2023. The replay number is 1-844-512-2921, Passcode 13742138.

About Miller Industries

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

- MORE –

MILLER INDUSTRIES REPORTS 2023 THIRD QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include without limitation any statements relating to the Company’s 2023 revenues or profitability. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: changes in price, delivery delays and decreased availability of component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products, resulting from changes in demand and market conditions, the general inflationary environment, the war in Ukraine and the more recent conflict in the Middle East, and the lingering effects of the COVID-19 pandemic on supply chains; economic and market conditions, including the negative impacts on the Company’s customers, suppliers and employees from increasing inflationary pressures, economic and geopolitical uncertainties (including the war in Ukraine and the more recent conflict in the Middle East); our dependence upon outside suppliers for purchased component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products; future impacts resulting from the war in Ukraine and the more recent conflict in the Middle East, which include or could include (among other effects) disruption in global commodity and other markets, increased prices for energy, supply shortages and supplier financial risk; increased labor costs and the ability to attract and retain skilled labor to manufacture our products; the potential negative impacts of higher interest rates and other actions taken by the federal government in response to economic volatility and inflationary pressures, including the impact on our customers’ and end users’ access to capital and credit to fund purchases; our ability to raise capital, including to grow our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in the best interests of the Company and our shareholders due to the significant additional indebtedness we incurred during 2022 and 2023; the cyclical nature of our industry and changes in consumer confidence; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in foreign currency exchange rates and interest rates; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; and those other risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as supplemented by Item 1A in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

- MORE -

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2023	2022	Change	2023	2022	Change
NET SALES	$274,568	$205,557	33.6%	$857,108	$622,602	37.7%

COSTS OF OPERATIONS	231,700	182,377	27.0%	743,894	565,708	31.5%

GROSS PROFIT	42,868	23,180	84.9%	113,214	56,894	99.0%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	19,318	14,673	31.7%	56,721	39,710	42.8%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	1,813	1,042	73.9%	4,525	2,088	116.7%

Other (Income) Expense, Net	(294)	666	-144.2%	(842)	993	-184.8%

Total Expense, Net	20,837	16,381	27.2%	60,404	42,791	41.2%

INCOME BEFORE INCOME TAXES	22,031	6,799	224.0%	52,810	14,103	274.5%

INCOME TAX PROVISION	4,572	1,567	191.8%	11,214	3,049	267.8%

NET INCOME	$17,459	$5,232	233.7%	$41,596	$11,054	276.3%

BASIC INCOME PER COMMON SHARE	$1.53	$0.46	232.6%	$3.64	$0.97	275.3%

DILUTED INCOME PER COMMON SHARE	$1.52	$0.46	230.4%	$3.62	$0.97	273.2%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.54	$0.54	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,446	11,417	0.3%	11,437	11,417	0.2%
Diluted	11,515	11,417	0.9%	11,495	11,418	0.7%

- MORE -

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,
	2023	December 31,
	(Unaudited)	2022
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$26,847	$40,153
Accounts receivable, net of allowance for credit losses of $1,472 and $1,319 at September 30, 2023 and December 31, 2022, respectively	240,590	177,663
Inventories, net	176,329	153,656
Prepaid expenses	5,343	4,576
Total current assets	449,109	376,048
NONCURRENT ASSETS:
Property, plant and equipment, net	116,216	112,145
Right-of-use assets - operating leases	705	909
Goodwill	20,594	11,619
Other assets	782	708
TOTAL ASSETS	$587,406	$501,429

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$146,790	$125,500
Accrued liabilities	40,228	27,904
Income taxes payable	1,214	2,430
Current portion of operating lease obligation	282	311
Total current liabilities	188,514	156,145
NONCURRENT LIABILITIES:
Long-term obligations	60,000	45,000
Noncurrent portion of operating lease obligation	422	597
Deferred income tax liabilities	6,085	6,230
Total liabilities	255,021	207,972

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,445,640 and 11,416,716 outstanding at September 30, 2023 and December 31, 2022, respectively	114	114
Additional paid-in capital	153,191	152,392
Accumulated surplus	185,541	150,124
Accumulated other comprehensive loss	(6,461)	(9,173)
Total shareholders’ equity	332,385	293,457
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$587,406	$501,429